HealthStream Announces Second Quarter 2023 Results Page 1 July 24, 2023	Exhibit 99.1

Contact:	Scott A. Roberts
Chief Financial Officer
(615) 301-3182
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2023 RESULTS

NASHVILLE, Tenn. (July 24, 2023)—HealthStream, Inc. (the "Company") (Nasdaq: HSTM), a leading healthcare technology platform for workforce solutions, announced today results for the second quarter ended June 30, 2023.

•	Revenues of $69.2 million in the second quarter of 2023, up 5% from $65.6 million in the second quarter of 2022
•	Operating income of $4.0 million in the second quarter of 2023, up 36% from $3.0 million in the second quarter of 2022
•	Net income of $4.1 million in the second quarter of 2023, up 34% from $3.1 million in the second quarter of 2022
•	Earnings per share (EPS) of $0.13 per share (diluted) in the second quarter of 2023, up from $0.10 per share (diluted) in the second quarter of 2022
•	Adjusted EBITDA[1] of $15.3 million in the second quarter of 2023, up 17% from $13.1 million in the second quarter of 2022
•	Board of Directors declared a quarterly cash dividend of $0.025 per share, payable on September 29, 2023 to holders of record on September 18, 2023
•	On May 30, 2023, Dr. Alex Jahangir joined the Company's Board of Directors

Financial Results:

Second Quarter 2023 Compared to Second Quarter 2022

Revenues for the second quarter of 2023 increased by $3.6 million, or five percent, to $69.2 million, compared to $65.6 million for the second quarter of 2022. The revenue growth was attributable to growth in several product categories, including contributions from our recent acquisitions. Subscription revenues increased $4.1 million, or six percent, with professional services revenues declining by $0.5 million.

Operating income was $4.0 million for the second quarter of 2023, up 36 percent from $3.0 million in the second quarter of 2022. The improvement in operating income was primarily attributable to increased revenues as well as an increase in capitalized labor associated with software development activities, which were partially offset by increases in amortization, software, and hosting expenses.

1 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe adjusted EBITDA provides useful information to investors is included later in this release.

HealthStream Announces Second Quarter 2023 Results Page 2 July 24, 2023

Net income was $4.1 million in the second quarter of 2023, up 34 percent from $3.1 million in the second quarter of 2022, and EPS was $0.13 per share (diluted) in the second quarter of 2023, up from $0.10 per share (diluted) in the second quarter of 2022.

Adjusted EBITDA was $15.3 million for the second quarter of 2023, up 17 percent from $13.1 million in the second quarter of 2022.

At June 30, 2023, the Company had cash and cash equivalents and marketable securities of $56.0 million. The Company does not have any interest bearing debt. Capital expenditures incurred during the second quarter of 2023 were $6.7 million.

Year-to-Date 2023 Compared to Year-to-Date 2022

For the six months ended June 30, 2023, revenues were $138.1 million, an increase of five percent over revenues of $131.0 million for the first six months of 2022. Operating income for the first six months of 2023 decreased by one percent to $6.9 million, compared to $7.0 million for the first six months of 2022. The decrease in operating income was primarily attributable to higher personnel costs, including severance charges incurred during the six months ended June 30, 2023 due to the previously announced elimination of 33 job roles as a result of several areas of consolidation in connection with restructuring HealthStream’s business under a single platform strategy. Operating income was also impacted by higher expenses, including amortization, software, hosting, contract labor, and travel, which were mostly offset by higher revenues and an increase in capitalized labor associated with software development activities. Net income for the first six months of 2023 increased to $6.8 million, compared to $6.0 million for the first six months of 2022. Earnings per share were $0.22 per share (diluted) for the first six months of 2023, compared to $0.19 per share (diluted) for the first six months of 2022. Adjusted EBITDA increased by seven percent to $29.1 million for the first six months of 2023, compared to $27.1 million for the first six months of 2022.

Other Business Updates

As of June 30, 2023, we had approximately 5.59 million contracted subscriptions to hStream, our Platform-as-a-Service technology platform, which characterizes our single platform approach. By establishing interoperability, the hStream platform enables healthcare organizations and their respective workforces to easily connect to and gain value from the growing HealthStream ecosystem of applications, tools, and content.

On July 24, 2023, the Board approved a quarterly cash dividend under the Company's dividend policy of $0.025 per share, payable on September 29, 2023 to holders of record on September 18, 2023. Further, the Company intends to declare and pay one more quarterly cash dividend in 2023.

Addition to Board of Directors

On June 5, 2023, we announced the addition of Alex Jahangir, M.D. to the Company’s Board of Directors, effective May 30, 2023. Dr. Jahangir is a nationally recognized physician executive with extensive experience leading in an academic medical center, a biotechnology company, and a metropolitan public health department during the COVID-19 pandemic. Dr. Jahangir is currently vice-president for business development, vice-chair of orthopaedic surgery, and director of orthopaedic trauma at VUMC, as well as the executive medical director of the Vanderbilt Trauma, Burn, and Emergency Surgery Patient Care Center.

HealthStream Announces Second Quarter 2023 Results Page 3 July 24, 2023

Financial Outlook for 2023

The Company reaffirms its guidance for 2023 for the measures set forth below as previously announced on February 20, 2023. For a reconciliation of projected adjusted EBITDA, a non-GAAP financial measure defined later in this release, to projected net income (the most comparable GAAP measure) for 2023, see the table included on page nine of this release.

	Full Year 2023 Guidance
	Low		High
Revenue	$277.5	-	$283.0	million

Adjusted EBITDA[1]	$57.5	-	$60.5	million

Capital Expenditures	$27.0	-	$29.0	million

1 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) is included later in this release.

The Company’s financial guidance for 2023 set forth above assumes that public health conditions associated with COVID-19 and current economic conditions, including in relation to ongoing inflationary and recessionary pressures, do not deteriorate during the remainder of 2023, particularly with regard to how such conditions impact healthcare organizations. The guidance does not include the impact of any future acquisitions that we may complete during 2023.

“In the second quarter of 2023, HealthStream achieved record quarterly revenues and adjusted EBITDA, with increases of five percent and 17 percent over the prior year quarter, respectively, while net income was up 34 percent over the same time period,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “Given our solid performance, we reiterated our full-year 2023 financial guidance today. In the second quarter of 2023, we also added an impressive new member to our Board of Directors, recorded our first content sales directly to nurses via NurseGrid, and our CredentialStream application was rated “#1 Credentialing Software” on the prestigious G2 software review site.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Scott A. Roberts, Chief Financial Officer and Senior Vice President, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, July 25, 2023, at 9:00 a.m. (ET). Participants may access the conference call live via webcast using this link: https://edge.media-server.com/mmc/p/t3rgqk4k. To participate via telephone, please register in advance using this link: https://register.vevent.com/register/BI93ca5a583c6c4388bf26ff478911dbf1. A replay of the conference call and webcast will be archived on the Company’s website in the Investor Relations section under “Events & Presentations.”

Use of Non-GAAP Financial Measures

This press release presents adjusted EBITDA, a non-GAAP financial measure used by management in analyzing the Company’s financial results and ongoing operational performance. In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses (as discussed in greater detail below) and before interest, income taxes, stock-based compensation, depreciation and amortization, and changes in fair value of, including gains (losses) on the sale of, non-marketable equity investments (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash, and/or non-operating items which may not, in any such case, fully reflect the underlying operating performance of our business. We also believe that adjusted EBITDA is useful to investors to assess the Company’s ongoing operating performance and to compare the Company’s operating performance between periods. In addition, short-term cash incentive bonuses and certain performance-based equity awards are based on the achievement of adjusted EBITDA (as defined in applicable bonus and equity grant documentation) targets.

HealthStream Announces Second Quarter 2023 Results Page 4 July 24, 2023

As noted above, the definition of adjusted EBITDA includes an adjustment for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses. Prior to the Company early adopting ASU 2021-08 effective January 1, 2022, following the completion of any acquisition by the Company, the Company was required to record the acquired deferred revenue at fair value as defined in GAAP, which typically resulted in a write-down of the acquired deferred revenue. When the Company was required to record a write-down of deferred revenue, it resulted in lower recognized revenue, operating income, and net income in subsequent periods. Revenue for any such acquired business was deferred and was typically recognized over a one-to-two-year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two-year period would not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management believes that including an adjustment in the definition of adjusted EBITDA for the impact of the deferred write-downs associated with fair value accounting for businesses acquired prior to the January 1, 2022 effective date of the Company's adoption of ASU 2021-08 provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods. Following the adoption of ASU 2021-08, contracts acquired in an acquisition completed on or after January 1, 2022 are measured as if the Company had originated the contract (rather than the contract being measured at fair value) such that, for such acquisitions, the Company no longer records deferred revenue write-downs associated with acquired businesses (for acquisitions completed prior to January 1, 2022, the Company continues to record deferred revenue write-downs associated with fair value accounting for periods on and after January 1, 2022 consistent with past practice). At the current time, the Company intends to continue to include an adjustment in the definition of adjusted EBITDA for the impact of deferred revenue write-downs from business acquired prior to January 1, 2022 given the ongoing impact of such deferred revenue on our financial results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, adjusted EBITDA is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies and has limitations as an analytical tool.

This non-GAAP financial measure should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of adjusted EBITDA to net income (the most comparable GAAP measure), which is set forth below in this release.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information about HealthStream, visit www.healthstream.com or call 800-521-0574.

HealthStream Announces Second Quarter 2023 Results Page 5 July 24, 2023

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenues, net	$69,198	$65,638	$138,144	$131,005
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	23,567	22,234	47,424	44,232
Product development	11,031	10,583	22,711	20,995
Sales and marketing	11,307	10,869	23,035	21,287
Other general and administrative expenses	9,063	9,579	17,927	18,760
Depreciation and amortization	10,222	9,420	20,148	18,742
Total operating costs and expenses	65,190	62,685	131,245	124,016

Operating income	4,008	2,953	6,899	6,989

Other income, net	492	679	742	402

Income before income tax provision	4,500	3,632	7,641	7,391
Income tax provision	367	549	885	1,415
Net income	$4,133	$3,083	$6,756	$5,976

Net income per share:
Basic	$0.13	$0.10	$0.22	$0.19
Diluted	$0.13	$0.10	$0.22	$0.19

Weighted average shares of common stock outstanding:
Basic	30,684	30,491	30,638	30,723
Diluted	30,775	30,512	30,717	30,744
Dividends declared per share	$0.025	$—	$0.050	$—

HealthStream Announces Second Quarter 2023 Results Page 6 July 24, 2023

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$25,805	$46,023
Marketable securities	30,158	7,885
Accounts and unbilled receivables, net	40,879	42,710
Prepaid and other current assets	21,171	17,759
Total current assets	118,013	114,377

Capitalized software development, net	38,950	37,118
Property and equipment, net	14,461	15,483
Operating lease right of use assets, net	21,477	22,759
Goodwill and intangible assets, net	266,710	273,951
Deferred tax assets	383	383
Deferred commissions	28,709	28,344
Other assets	4,771	5,326
Total assets	$493,474	$497,741

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued, and other liabilities	$27,383	$37,744
Deferred revenue	81,768	79,469
Total current liabilities	109,151	117,213
Deferred tax liabilities	17,480	17,996
Deferred revenue, noncurrent	2,256	2,937
Operating lease liability, noncurrent	21,801	23,321
Other long-term liabilities	2,167	2,210
Total liabilities	152,855	163,677

Shareholders’ equity:
Common stock	256,073	254,832
Accumulated other comprehensive loss	(889)	(981)
Retained earnings	85,435	80,213
Total shareholders’ equity	340,619	334,064
Total liabilities and shareholders' equity	$493,474	$497,741

HealthStream Announces Second Quarter 2023 Results Page 7 July 24, 2023

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2023	2022
Operating activities:
Net income	$6,756	$5,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,148	18,742
Stock-based compensation	2,038	1,691
Amortization of deferred commissions	5,464	5,029
Deferred income taxes	(490)	1,089
Provision for credit losses	371	444
Gain on sale of fixed assets	—	(25)
Loss on equity method investments	241	500
Change in fair value of non-marketable equity investments	—	(943)
Other	(342)	37
Changes in assets and liabilities:
Accounts and unbilled receivables	1,460	(2)
Prepaid and other assets	(8,733)	(7,312)
Accounts payable, accrued, and other liabilities	(3,042)	(2,986)
Deferred revenue	1,618	5,741
Net cash provided by operating activities	25,489	27,981

Investing activities:
Business combinations, net of cash acquired	(6,621)	(4,009)
Changes in marketable securities	(21,983)	3,001
Proceeds from sale of fixed assets	—	26
Purchases of property and equipment	(1,382)	(1,181)
Payments associated with capitalized software development	(13,309)	(11,817)
Net cash used in investing activities	(43,295)	(13,980)

Financing activities:
Taxes paid related to net settlement of equity awards	(797)	(498)
Repurchases of common stock	—	(23,137)
Payment of cash dividends	(1,534)	—
Net cash used in financing activities	(2,331)	(23,635)

Effect of exchange rate changes on cash and cash equivalents	(81)	(55)
Net decrease in cash and cash equivalents	(20,218)	(9,689)
Cash and cash equivalents at beginning of period	46,023	46,905
Cash and cash equivalents at end of period	$25,805	$37,216

HealthStream Announces Second Quarter 2023 Results Page 8 July 24, 2023

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

Operating Results Summary

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net income	$4,133	$3,083	$6,756	$5,976
Deferred revenue write-down	48	83	98	177
Interest income	(550)	(16)	(913)	(31)
Interest expense	33	33	65	65
Income tax provision	367	549	885	1,415
Stock-based compensation expense	1,093	917	2,038	1,691
Depreciation and amortization	10,222	9,420	20,148	18,742
Change in fair value of non-marketable equity investments	—	(943)	—	(943)
Adjusted EBITDA	$15,346	$13,126	$29,077	$27,092

(1) This press release presents adjusted EBITDA, which is a non-GAAP financial measure used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces Second Quarter 2023 Results Page 9 July 24, 2023

Reconciliation of GAAP to Non-GAAP Financial Measures

Financial Outlook for 2023

(In thousands)

(Unaudited)

	Low	High
Net income	$11,400	$13,200
Deferred revenue write-down	100	200
Interest income	(1,700)	(2,000)
Interest expense	100	100
Income tax provision	2,500	3,200
Stock-based compensation expense	4,100	4,400
Depreciation and amortization	41,000	41,400
Adjusted EBITDA	$57,500	$60,500

HealthStream Announces Second Quarter 2023 Results Page 10 July 24, 2023

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for financial performance for 2023 as well as the anticipated impact of the COVID-19 pandemic and current economic conditions, such as inflationary and recessionary pressures, on our financial results, and expectations regarding our quarterly dividend policy, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of developments related to the COVID-19 pandemic, including, without limitation, related to the length and severity of the pandemic; the impact of the pandemic on economic conditions effecting healthcare providers, including with respect to reductions or eliminations of government stimulus or relief initiatives associated with the pandemic, the direct or indirect impact of the pandemic on general economic conditions, including with respect to inflationary and recessionary pressures; business and financial factors, legal requirements and contractual restrictions which may affect continuation of our quarterly cash dividend policy and the declaration and/or payment of dividends thereunder, which may be modified, suspended, or canceled in any manner and at any time that our Board may deem necessary or appropriate, as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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